Exhibit 99

Piper Jaffray Companies
800 Nicollet Mall, Minneapolis, MN 55402-7036

C O N T A C T
Pamela Steensland
Tel: 612 303-8185
pamela.k.steensland@pjc.com

F O R  I M M E D I A T E  R E L E A S E

Piper Jaffray Companies Elects Victoria M. Holt to Board of Directors

MINNEAPOLIS – September 16, 2019 – Piper Jaffray Companies (NYSE: PJC), a leading investment bank and institutional securities firm is pleased to announce the addition of Victoria M. Holt to its board of directors.

Holt has served as president and chief executive officer of Protolabs, a custom prototype and low-volume production manufacturing company, since February 2014. Prior to joining Protolabs, Holt worked at Spartech Corporation, a leading producer of plastic sheet compounds and packaging products, where she was president and chief executive officer from 2010 through its sale to PolyOne in 2013. Earlier in her career, from 2005 to 2010, Holt was senior vice president of PPG Industries’ glass and fiberglass division. Holt currently serves as on the board of directors of Protolabs and Waste Management, Inc.

“We are excited to have Vicki join us. Her experience as a CEO of a growth-oriented, public company in the industrials sector -- one of our focus sectors – will bring a valuable perspective to the board of directors. She also has meaningful public company experience to complement her extensive management experience” said Piper Jaffray Companies chairman and chief executive officer, Chad Abraham.

Holt earned a bachelor’s degree in chemistry from Duke University, and a Master of Business Administration degree from Pace University.

Piper Jaffray Companies (NYSE: PJC) is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Jaffray & Co., member SIPC and FINRA; in Europe through Piper Jaffray Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Jaffray Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Asset management products and services are offered through five separate investment advisory affiliates―U.S. Securities and Exchange Commission (SEC) registered Advisory Research, Inc., Piper Jaffray Investment Management LLC, PJC Capital Partners LLC and Piper Jaffray & Co., and Guernsey-based Parallel General Partners Limited, authorized and regulated by the Guernsey Financial Services Commission.

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